SHARE PURCHASE AGREEMENT

     THIS AGREEMENT made the 10th day of May, 1999,

BETWEEN:

          DONALD KILIMNIK,
          of the Township of Center Wellington, in the County of Wellington (hereinafter called "Donald"),

          DEBORAH KILIMNIK,
          of the Township of Center Wellington, in the County of Wellington (hereinafter called "Deborah")

          ROBERT CURIK,
          of the City of Waterloo, in the Municipality of Waterloo (hereinafter called "Robert")

          ANJELA CURIK,
          of the City of Waterloo, in the Municipality of Waterloo (hereinafter called "Anjela)

          (Donald,   Deborah,   Robert  and  Anjela  being  hereinafter,
          individually called a "Vendor" and collectively called the "Vendors")

                                                              OF THE FIRST PART,
          - and -

          INTERNATIONAL MENU SOLUTIONS INC.,
          a corporation incorporated under the laws of the Province of Ontario, (hereinafter called the "Purchaser" and "IMSI")

                                                             OF THE SECOND PART,

          - and -

          INTERNATIONAL MENU SOLUTIONS CORPORATION, a corporation incorporated under the laws of the State of Nevada (hereinafter called "IMSC")

                                                              OF THE THIRD PART.


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                                                                          Page 2


     WHEREAS the Purchaser wishes to acquire all of the issued and outstanding shares of 1005549 Ontario Limited (herein called "Holdco");

     AND WHEREAS Holdco owns all of the issued and outstanding Class A Common Shares of D.C. Food Processing Inc. (herein called the "Corporation");

     AND WHEREAS Donald is the owner of (a) 50 Class B Convertible Common Shares in the capital stock of Holdco (herein called the "Donald B Shares"), (b) 405 Class D Special Shares in the capital stock of Holdco (herein called the "Donald D Shares"), and (c) 1,000 Class E Special Shares in the capital stock of Holdco (herein called the "Donald E Shares"; the Donald B Shares, the Donald D Shares and the Donald E Shares are herein collectively called the "Donald Shares");

     AND WHEREAS Deborah is the owner of 50 Class B Convertible Common Shares in the capital stock of Holdco (herein called the "Deborah Shares");

     AND WHEREAS Robert is the owner of (a) 50 Class B Convertible Common Shares in the capital stock of Holdco (herein called the "Robert B Shares"), (b) 405 Class D Special Shares in the capital stock of Holdco (herein called the "Robert D Shares"), and (c) 1,000 Class E Special Shares in the capital stock of Holdco (herein called the "Robert E Shares"; the Robert B Shares, the Robert D Shares and the Robert E Shares herein collectively called the "Robert Shares");

     AND WHEREAS Anjela is the owner of 50 Class B Convertible Common Shares in the capital stock of Holdco (herein called the "Anjela Shares"); and

     AND WHEREAS the Purchaser wishes to purchase the Donald Shares, the Deborah Shares, the Robert Shares and the Anjela Shares (herein collectively called the "Purchased Shares") from Donald, Deborah, Robert and Anjela respectively, and each Vendor wishes to sell his or her Purchased Shares to the Purchaser on the terms and conditions herein set forth;

     THIS AGREEMENT WITNESS THAT in consideration of the mutual covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party,) the parties hereto hereby covenant and agree as follows:


                                    ARTICLE I
                                 INTERPRETATION

1.01 Defined Terms

All capitalized terms used in this Agreement and not defined in the recitals to this Agreement shall


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                                                                          Page 3


have meanings set forth in Schedule A to this Agreement.

1.02 Currency

     Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian funds.

1.03 Sections and Headings

     The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or a Schedule refers to the specified section of or Schedule to this Agreement.

1.04 Number, Gender and Persons

     In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.05 Accounting Principles

     Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

1.06 Entire Agreement

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.07 Time of Essence

     Time shall be of the essence of this Agreement.

1.08 Applicable Law

     This Agreement shall be construed, interpreted and enforced in accordance with, and the


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                                                                          Page 4


respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.09 Severability

     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.10 Successors and Assigns

     This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

1.11 Amendments and Waivers

     No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.12 Schedules

     The following Schedules attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof:

Schedule A   -      Defined Terms
Schedule B   -      Representations and Warranties of the Vendors with respect to Holdco
Schedule C   -      Representations and Warranties of the Vendors with respect to the Corporation
Schedule D   -      Representations and Warranties of Donald and Deborah
Schedule E   -      Representations and Warranties of Robert and Anjela
Schedule F   -      Representations and Warranties of the Purchaser
Schedule G   -      Representations and Warranties of IMSC and the Purchaser

Schedule 2.03      -     Allocation of Purchase Price


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                                                                          Page 5


Schedule 4.01(i)   -     Non-Competition and Non-Solicitation Agreement for
                         Deborah and Anjela
Schedule 4.01(j)   -     Form of Opinion of Shortt, Hanbidge & Snider
Schedule 4.01(l)   -     Form of Release

Schedule 4.02(s)   -     Registration Rights Agreement
Schedule 4.02(i)   -     Form of Opinion of Purchaser's Counsel and U.S. Counsel
                         to the Purchaser

Schedule A1.01(e)  -     Audited Financial Statements
Schedule A1.01(jj) -     Interim Financial Statements
Schedule A1.01(oo) -     Permitted Encumbrances

Holdco
Schedule B1.10     -     Location of Real Property
Schedule B1.10     -     Real Property Leases
Schedule B1.13     -     Insurance Policies
Schedule B1.15     -     Contracts
Schedule B1.16     -     Licenses and Permits
Schedule B1.17     -     Consents and Approvals
Schedule B1.20     -     Absence of Changes
Schedule B1.25     -     Accounts and Attorneys
Schedule B1.26     -     Directors and Officers

Corporation
Schedule C1.13     -     Intellectual Property
Schedule C1.16     -     Contracts
Schedule C1.17     -     Licences
Schedule C1.18     -     Consents and Approvals
Schedule C1.21     -     Absence of Changes
Schedule C1.25     -     Accounts and Attorneys
Schedule C1.26     -     Directors and Officers
Schedule C1.30     -     Employee Plans and Employee Matters
Schedule C1.34     -     Major Customers

Purchaser
Schedule F1.09     -     Litigation

IMSC and Purchaser
Schedule G1.01     -     Organization
Schedule G1.05     -     Reserved Common Shares
Schedule G1.08     -     Litigation


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                                                                          Page 6


Schedule G1.09     -     No Subsidiaries
Schedule G1.11     -     Encumbrances of IMSC and Purchaser
Schedule G1.14     -     Consolidated Financial Statement of IMSC
Schedule G.1.15    -     Absence of Changes
Schedule G1.16     -     Taxes
Schedule G1.17     -     Non-Arm's Length Transactions
Schedule G1.19     -     Issuance of Shares

1.13 Best of Knowledge

     Any reference in this Agreement to "the best of the knowledge" of a party or parties or to "the best of the knowledge and belief" of a party or parties, will be deemed to mean the actual knowledge of the party or parties and the knowledge which they would have had if they had conducted a reasonably prudent inquiry into the subject matter.

1.14 Materiality

     In this Agreement, "material" when used to describe a contract, lease or other agreement, means:

     (a) in the case of Holdco, a contract, lease or other agreement with a term in excess of six (6) months or pursuant to which one or more payments in excess of $10,000.00 in the aggregate become due; and

     (b) in the case of the Corporation, a contract, lease or other agreement with a term in excess of six (6) months or pursuant to which one or more payments in excess of $20,000.00 in the aggregate become due.

                                   ARTICLE II
                      PURCHASE AND SALE OF PURCHASED SHARES

2.01 Purchase and Sale of Purchased Shares

     Subject to the terms and conditions hereof, at the Closing Time, each of the Vendors shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase the Purchased Shares owned by the Vendor.

2.02 Purchase Price

     The aggregate purchase price payable by the Purchaser to the Vendors for the Purchased Shares (the "Purchase Price") shall be an amount equal to the sum of:


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                                                                          Page 7


     (a)  $6,345,000.00 and

     (b) an amount equal to the greater of (i) the Adjusted EBITDA of the Corporate Entities for the period from and including December 7, 1998 to and including December 31, 1999 (the "1999 Period"), and (ii) zero; and

     (c)  an amount equal to the greater of:

          (1) four times the Adjusted EBITDA of the Corporate Entities for the one year period ending March 31, 2002 or December 31, 2002 (such period to be selected by the Vendors as hereinafter provided in this Section 2.02), minus (A) $6,000,000.00, and (B) an amount equal to the greater of (i) the Adjusted EBITDA of the Corporate Entities for the 1999 Period, and (ii) zero, and

          (2)  zero.

With respect to Section 2.02(c)(1), the Vendors shall have the right during the fifteen (15) day period following delivery to the Vendors of the financial statements for the period ending March 31, 2002 to elect to have the Purchase Price determined based upon the Adjusted EBITDA of the Corporate Entities for the one year period ending March 31, 2002, by delivery of a notice in writing to the Purchaser to such effect failing which the Vendors shall be deemed to have the Purchase Price determined based upon the Adjusted EBITDA for the Corporate Entities for the one year period ending December 31, 2002.

If the Adjusted EBITDA of the Corporate Entities is determined on a period ending on December 31st, the determination shall be based upon the audited consolidated financial statements of the Corporate Entities. If the Adjusted EBITDA of the Corporate Entities is determined on a period ending on other than December 31st, then the Purchaser shall determine in its absolute discretion whether such financial statements are audited statements or review statements.

For the purposes of this Agreement "Adjusted EBITDA of the Corporate Entities" shall mean the consolidated earnings before interest, income taxes, depreciation and amortization, as calculated in accordance with Canadian generally accepted accounting principles and past practice, including actual management salaries and bonuses paid (but notwithstanding the foregoing, only 50 percent of the salary and bonuses paid during the relevant period to Donald and Robert), adjusted by adding back any inter-company management fees or allocations of overhead expenses that are expensed subsequent to the Closing Date for the relevant period, the intent of the parties being that the Purchase Price should be based on a "normalized" EBITDA of the business carried on by the Corporate Entities. For the purpose of the Adjusted EBITDA calculations, if any expenses are charged to the Corporate Entities by an Affiliate of either of the Corporate Entities, for services not reasonably required in the normal course of the Corporate Entities business and past practice, such expenses shall not be included in the Adjusted EBITDA calculations.


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                                                                          Page 8


The Vendors will have the right to have KPMG review and comment on the Adjusted EBITDA calculations to be made to determine the Purchase Price. The costs for the KPMG review and comment for the 1999 Period and the one year period ending March 31, 2002 or December 31, 2002, as the case may be, will be considered non-recurring expenses for the purpose of calculating the Adjusted EBITDA. Such costs shall be paid by the Corporation provided that such costs shall not exceed the aggregate amount of $7,500.00 for all such reviews and comments. Such costs in the excess of the aggregate amount of $7,500.00 for KPMG services rendered in connection with the aforesaid reviews and comment shall be for the account of the Vendors.

2.03 Payment of Purchase Price

The Purchaser shall satisfy the Purchase Price as follows:

(a) The Cash Amount. $4,000,000.00 by delivery at the Closing Time of certified cheques in immediately available funds to or to the order of the Vendors according to the entitlements of the Vendors set out in Schedule 2.03;

(b) Non-Escrowed Class X Shares. $500,000.00 by the delivery at the Closing Time of 190,476 Class X Shares registered according to the entitlements of the Vendors set out in Schedule 2.03;

(c) Escrowed Class X Shares. $1,845,000.00 by the delivery at the Closing Time of 702,857 Class X Shares registered according to the entitlements of the Vendors set out in Schedule 2.03;

(d) 1999 Period Amount. By the delivery at the Closing Time of 250,000 Class E Series 1 Shares registered according to the entitlements of Donald and Deborah set out in Schedule 2.03, and 250,000 Class E Series 2 Shares registered according to the entitlements of Robert and Anjela set out in Schedule 2.03.

(e) The March 31, 2002 or December 31, 2002 EBITDA Amount. By the delivery at the Closing Time of 250,000 Class E Series 3 Shares registered according to the entitlements of Donald and Deborah set out in Schedule 2.03, and 250,000 Class E Series 4 Shares registered according to the entitlements of Robert and Anjela set out in Schedule 2.03.

(f) Advance of Purchase Price Calculation. Subject to the provisions of this section, the Vendors shall have the right to have determined the Adjusted EBITDA of the Corporate Entities, as at a period ending prior to the end of the 1999 Period and March 31, 2002 (or December 31, 2002) and, accordingly the portion of the Purchase Price calculated pursuant to Section 2.02(b) (if then not determined), and Section 2.02(c) (if then not determined):

     (a) in the event of the death, permanent disability or termination of employment, without


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                                                                          Page 9


          cause, of either of Donald or Robert;

     (b) in the event Michael A. Steele is not the Chief Executive Officer of IMSC; or

     (c) in the event that a take-over bid for IMSC, results in a single shareholder acquiring more than fifty percent of the issued and outstanding voting shares of IMSC (not including the Common Shares or the Class N Shares that would be acquired by the Vendors upon the exchange of their Class X Shares and Class E Shares).

Upon the occurrence of any of the events specified above and subject to the next following paragraph, the Vendors shall have the right to elect to determine the Adjusted EBITDA of the Corporate Entities as at a period ending prior to the end of the 1999 Period and March 31, 2002 (or December 31, 2002), as the case may be, and such right shall continue for a sixty (60) day period following the date of such event, after which if such election is not exercised, such right shall be at an end with respect to such event.

In the event of the death, permanent disability or termination of employment without cause, of either of Donald or Robert, the right to elect set forth above shall only apply with respect to the Class E Shares held by the Vendor and such Vendor's spouse that has suffered the death, permanent disability or termination of employment without cause.

If one or more of the Vendors elect to determine the Adjusted EBITDA of the Corporate Entities as at a period ending prior to the end of the 1999 Period or March 31, 2002 (or December 31, 2002) upon the occurrence of the event described in subparagraph (a) above, the escrow periods in Section 2.05 with respect to the Class X Shares and Class E Shares held by such Vendors shall be shall not apply with respect to the Class X Shares and Class E Shares held by such Vendors that make such election and such shares shall be immediately released from escrow.

If one or more of the Vendors elect to determine the Adjusted EBITDA of the Corporate Entities as at a period ending prior to the end of the 1999 Period or March 31, 2002 (or December 31, 2002) upon the occurrence of the event described in paragraphs (b) above, the escrow periods in Section 2.05 with respect to the Class X Shares and Class E Shares held by such Vendors shall not apply with respect to the Class X Shares and Class E Shares held by such Vendors that make such election and such shares shall be immediately released from escrow.

If one or more of the Vendors elect to determine the Adjusted EBITDA of the Corporate Entities as at a period ending prior to the end of the 1999 Period or March 31, 2002 (or December 31, 2002) upon the occurrence of the event described in paragraph (c) above, the escrow periods in Section 2.05 with respect to the Class X Shares and Class E Shares held by such Vendors shall not apply with respect to the Class X Shares and Class E Shares held by such Vendors that make such election and such shares shall be immediately released from escrow.

For greater certainty, in the event that such fifty percent is achieved, the Vendors shall have the right


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                                                                         Page 10


to sell the Class X Shares, the Class E Shares or the Common Shares acquired upon an exchange of Class X Shares or Class E Shares.

Upon the occurrence of an event described in subparagraph (a), (b) or (c) above and one or more of the Vendors (herein called the "Electing Vendors") elect to determine the Adjusted EBITDA of the Corporate Entities as at a period ending prior to the end of the 1999 Period or March 31, 2002 (or December 31, 2002) the portion of the Purchase Price referred to in Section 2.02 (b) (if at the time of the event then not determined), and Section 2.02(c) (if at the time of the event then not determined) shall be determined as follows:

     (1) during the ninety (90) day period following the date of the occurrence of the triggering event, the Purchaser and the Electing Vendors shall have good faith discussions to seek to negotiate the amount that the Purchaser and the Electing Vendors are prepared to accept as the Adjusted EBITDA for the Corporate Entities for the relevant period; and

     (2) failing a negotiated agreement pursuant to the preceding paragraph (1) during such ninety (90) day period, then the matter shall be determined by arbitration in accordance with the provisions of Section
          2.07 on the basis that the arbitrator shall determine the portion of the Purchase Price referred to in Section 2.02(b) and Section 2.02(c), as required, based upon the reasonably expected results and Adjusted EBITDA for the relevant period that the Corporate Entities would have achieved had the triggering event not occurred.

(g) Class N Shares. On the Closing Date the Vendors shall be issued for a nominal subscription price, that number of Class N Shares equal to the number of Class X Shares issued to the Vendors pursuant to Sections 2.03(b) and (c). The Vendors agree that at the time of the conversion of the Class X Shares into Common Shares, an equivalent number of Class N Shares shall be surrendered by the relevant Vendor or Vendors to IMSC for cancellation.

Upon determination of the number of Common Shares into which the Vendors are entitled to exchange their Class E Shares, IMSC shall issue to the Vendors an equivalent number of Class N Shares for a nominal subscription price. Each of the Vendors agree that at the time of conversion of Class E Shares into Common Shares, an equivalent number of Class N Shares will be surrendered by the Vendor to IMSC for cancellation.

2.04 Subsection 85(1) Election Under the Tax Act

     In connection with the sale and transfer of the Purchased Shares, the Vendors and the Purchaser shall do, sign, execute and file at the time prescribed all things, forms and documents necessary or desirable in order to make joint statutory elections pursuant to the provisions of Subsection 85(1) of the Tax Act. The Vendors and the Purchaser agree that the elected amount


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                                                                         Page 11


for the Purchased Shares to be used in the joint statutory elections shall be such amount as the Vendors advise, provided that if so requested by any of the Vendors, the Purchaser will execute and file amended elections to amend any elected amount. The costs of any such amended election shall be borne by the Vendor or Vendors, as the case may be, which costs shall include reasonable professional fees incurred by the Purchaser.


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                                                                         Page 12


2.05 Escrow of Class X Shares and Class E Shares

     On the Closing Date, the Vendors shall enter into an escrow agreement with the Purchaser and IMSC, in form and substance satisfactory to the Vendors and the Purchaser, which will provide that the Class X Shares received by the Vendors pursuant to section 2.03(c) and the Class E Shares received pursuant to sections 2.03(d) and 2.03(e), including any Common Shares received by the Vendors in accordance with the rights, privileges, restrictions and conditions attached to such Class X Shares and Class E Shares, shall be held in escrow and released as follows:

          (a) with respect to the Class X Shares received pursuant to Section 2.03(c) as follows:

               1/3 released April 1, 2000
               1/3 released April 1, 2001 and
               1/3 released April 1, 2002

          (b) with respect to the Class E Shares received pursuant to Section 2.03(d) as follows:

               1/3 released December 31, 2000
               1/3 released December 31, 2001 and
               1/3 released December 31, 2002

          (c) with respect to the Class E Shares received pursuant to Section 2.03(e) as follows:

               (i) if the Adjusted EBITDA used for the calculation of the Purchase Price in Section 2.02(c)(1) for the one year period is elected by the Vendors to be March 31, 2002 then as follows:

                           1/3 released April 1, 2003
                           1/3 released April 1, 2004
                           1/3 released April 1, 2005

               (ii) if the Adjusted EBITDA used for the calculation of the Purchase Price in Section 2.02(c)(1) for the one year period is elected by the Vendors to be December 31, 2002 then as follows:

                          1/3 released January 1, 2004
                          1/3 released January 1, 2005
                          1/3 released January 1, 2006

In the event that securities regulators have additional escrow requirements relating to the Class X Shares and Class E Shares specified in paragraphs (a),
(b) and (c) above, the Vendor's agree to comply with such requirements.

The Class X Shares, the Class E Series 1 Shares and the Class E Series 3 Shares (including any Common Shares received upon an exchange of Class X Shares, Class E Series 1 Shares and Class E Series 3 Shares) of Donald and Deborah, shall be immediately released from escrow in the event of the death, permanent disability or termination of the employment of Donald by the Corporation without cause. The first right of first refusal provided for in section 2.06 shall continue to apply to such shares. The Class X Shares, the Class E Series 2 Shares and the Class E Series 4 Shares (including any Common Shares received upon an exchange of Class X Shares and Class E Series 2 Shares and the Class E Series 4 Shares) of Robert and Anjela shall be immediately released from escrow in the event of the death, permanent disability or termination of the employment of Robert by the Corporation without cause. The right of first refusal provided in section
2.06 shall continue to apply to such shares.

The share held in escrow shall be immediately released from escrow in the event that:

     (a) Michael A. Steele is not the President and Chief Executive Officer of the Purchaser; or

     (b) a take over bid results in a single shareholder acquiring more than fifty percent of the issued and outstanding voting shares of IMSC (determined on a basis including the voting shares in IMSC held by the Vendors at the time).

2.06 Right of First Refusal

     The Vendors further agree that the Class X Shares and Class E Shares issued to the Vendors pursuant to sections 2.03(b), 2.03(c), 2.03(d) and 2.03(e) (including any Common Shares received upon an exchange of the Class X Shares and the Class E Shares) shall be subject to a right of first refusal in favour of the Purchaser and IMSC in the event that any Vendor wishes to sell any of such shares other than for estate and/or tax planning purposes.

2.07 Arbitration

     Any dispute between the parties with respect to the determination of Adjusted EBITDA of the Corporate Entities shall be submitted to arbitration in accordance with the following provisions:

     (a) such arbitration shall be conducted by a single arbitrator who shall be a professional accountant who is a partner with Ernst & Young or its successor who shall be appointed by mutual agreement of the parties, or in the event the parties are unable to agree upon an arbitrator within ten (10) days, such arbitrator shall be appointed by a Judge of the Ontario Court (General Division) upon the application of any of the parties. In either case, the arbitrator shall be at arm's-length from the parties;

     (b) the arbitrator shall be instructed that time is of the essence in proceeding with the determination of the dispute and all reasonable efforts shall be made to ensure that the arbitration award is rendered within thirty (30) days of the submission of such dispute to arbitration;

     (c)  the arbitration shall take place in Toronto, Ontario;

     (d) the arbitration shall be given in writing and shall be final and binding on all parties, shall not be subject to any appeal and shall deal with the question of the cost of the arbitration and all matters related thereto;

     (e) judgment upon the arbitration award rendered may be entered in any Court having jurisdiction, or, application may be made to such Court for a judicial recognition of the arbitration award or any order of enforcement thereof, as the case may be; and

     (f) the arbitration shall proceed in accordance with the provisions of the Arbitrations Act (Ontario).

2.08 Covenants and Restrictions

     During the period commencing the Closing Date and ending on the date selected by the Vendors pursuant to Section 2.02(c) being either March 31, 2002 or December 31, 2002 (the "Period") the Purchaser shall provide the Corporate Entities with additional capital and if necessary, replacement bank financing for the reasonable expansion of the Waterloo, Ontario plant and facilities and for marketing the products of the Corporate Entities in the United States and Canada during the Period. The Purchaser acknowledges that the Corporate Entities have forecasted capital expenditures for the twelve month period ending December 31, 1999 which aggregate approximately $2 million and that such capital expenditures are in support of a forecast of increased business and a properly formulated operating budget.

     During the Period, the Purchaser shall refer to the Corporate Entities, all business acquired by the Purchaser and its Affiliates, during the Period for individual quick frozen and batter breaded products and all bundled meals for which the Corporate Entities are producing the major protein component to the extent of the Corporate Entities plant capacities. In the event that the Corporate Entities decline to accept any business referred to the Corporate Entities by the Purchaser, the Corporate Entities shall advise the Purchaser by notice in writing within three (3) Business Days of the date of referral of the business to the Corporate Entities. Subject to adverse economic conditions and adjustments agreed to by Donald and Robert, the Purchaser will preserve in all material respects the ability of Donald and Robert to operate the Corporate Entities during the Period to maximize the Adjusted EBITDA of the Corporate Entities. During the Period, IMSC covenants and agrees, save for the amalgamation of Holdco and the Corporation which the Purchaser shall have the right to do, to preserve Holdco and the Corporation as separate entities and shall not knowingly permit Holdco or the Corporation to enter into a transaction that would knowingly adversely effect Adjusted EBITDA of the Corporate Entities.

     During the Period, IMSC shall not issue or otherwise become bound to issue Common Shares or any securities that are convertible into or exchangeable for Common Shares, at a price below net book value per Common Share without the prior written approval of the Vendors.

2.09 Vendors' Nominee for Director.

     Provided that the Vendors give to the President of IMSC during the thirty day period following the date of this Agreement, notice in writing of the name of the Vendor's nominee for director of IMSC, IMSC shall during the Period, include as a nominee by management for the board of directors of IMSC in respect of each shareholders' meeting at which directors are to be elected, a nominee of the Vendors for election to the board of directors of IMSC. Prior to his election to the board, the Vendor's nominee shall be entitled to attend and shall receive notice of all meetings of the board and will be provided the same information as provided to the directors in respect of any such meeting.

     Provided that the Vendors give notice of their nominee for director as set forth above, IMSC shall elect to the board of directors of the Purchaser during the Period, the nominee of the Vendors' which it is required to include as a nominee for the board of directors of IMSC.

     The Vendors' shall be responsible for and ensure that it's nominee from time to time is qualified to hold office as a director of IMSC and the Purchaser as required by all applicable laws, regulations and administrative authorities save with respect to the matter of residence.

     Donald and Robert shall be entitled to participate as members of the Purchaser's Advisory Board during the Period.


                                   ARTICLE III
                                    COVENANTS

3.01 Access to Holdco and the Corporation

     The Vendors shall forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of, all title documents, contracts, financial statements, minute books, share certificate books, share registers, plans, reports, licenses, orders, permits, books of account, accounting records, constating documents and all other material documents, information or data relating to Holdco, the Corporation and the Business. The Vendors shall afford the Purchaser and its authorized representatives every reasonable opportunity to have reasonable access to the Business and the property, assets, undertaking, records and documents of Holdco and the Corporation. At the request of the Purchaser, the Vendors shall execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of the Business, and any property of Holdco and the Corporation to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the assets of the Corporation maintained by governmental or other public authorities. At the Purchaser's request, the Vendors shall co-operate with the Purchaser in arranging any such meetings as the Purchaser should reasonably request with:

     (a)  employees of the Corporation; and

     (b) auditors, solicitors or any other persons engaged or previously engaged to provide services to the Corporation who have knowledge of matters relating to the Corporation and the Business.

     In particular, without limitation, the Vendors shall permit the Purchaser's representatives or consultants, at the Purchaser's cost, to conduct such testing and inspection in respect of environmental matters at the location of the Business as the Purchaser may determine, in its sole discretion, as may be required to satisfy the Purchaser in respect of such matters, and the Vendors shall cause the Corporation to conduct, and the Corporation shall conduct, in co-operation with the representatives or consultants of the Purchaser, such physical review of the equipment of the Business as is necessary so as to enable the confirmation of the values carried on the respective balance sheets of the Corporation in respect of such assets, to the reasonable satisfaction of the Purchaser. The exercise of any rights of inspection by or on behalf of the Purchaser under this section 3.01 shall not mitigate or otherwise affect the representations and warranties of the Vendors and the Corporation hereunder, which shall continue in full force and effect as provided herein.

3.02 Access to Purchaser and IMSC

     The Purchaser and IMSC shall forthwith make available to the Vendors and their authorized representatives and, if requested by the Vendors, provide a copy to the Vendors of all title documents, contracts, financial statements, minute books, share certificate books, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other material documents, information or data relating to the Purchaser and IMSC and the business currently and heretofore carried on by IMSC, the Purchaser and their Affiliates (hereinafter in this Section the "Business"). The Purchaser and IMSC shall afford the Vendors and their authorized representatives every reasonable opportunity to have reasonable access to the Business and the property, assets, undertaking, records and documents of the Purchaser and IMSC. At the reasonable request of the Vendors, the Purchaser and IMSC shall execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of the business and any property of the Purchaser and IMSC or to enable the Vendors or their authorized representatives to obtain full access to all material files and records relating to the Purchaser and IMSC and any of the assets of the Purchaser and IMSC maintained by governmental and other public authorities. At the Vendors' request, the Purchaser and IMSC shall co-operate with the Vendors in arranging any such meetings as the Vendors should reasonably request with:

     (a)  employees of the Purchaser, IMSC and their Affiliates; and

     (b) auditors, solicitors or any other persons engaged or previously engaged to provide services to the Purchaser and IMSC who have knowledge of matters relating to the Purchaser or IMSC and the business.

The exercise of any rights of inspection by or on behalf of the Vendors under this section 3.02 shall not mitigate or otherwise affect the representations and warranties of the Purchaser or IMSC hereunder, which shall continue in full force and effect.

3.03 Delivery of Books and Records

     At the Closing Time there shall be delivered to the Purchaser, by the Vendors all of the books and records of and relating to Holdco, the Corporation and the Business. The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six (6) years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendors or their authorized representatives reasonable access thereto in connection with the affairs of the Vendors relating to its matters, but the Purchaser shall not be responsible or liable to the Vendors for or as a result of any accidental loss or destruction of or damage to any such books or records.

3.04 Delivery of Documents

     The Vendors shall deliver to the Purchaser at the Closing Time all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares to the Purchaser with a good and marketable title, free and clear of all Encumbrances.

3.05 Delivery of Vendors' Closing Documentation

     The Vendors shall deliver to the Purchaser all such documents relevant to the closing of the transaction as contemplated hereby as the Purchaser, acting reasonably, may request.

3.06 Delivery of Purchaser's Closing Documentation

     The Purchaser shall deliver to each of the Vendors all such documents relevant to the closing of the transactions contemplated hereby as the Vendors, acting reasonably, may request.

3.07 Conduct After Closing

     The Purchaser acknowledges that the Purchase Price will be significantly affected by the performance of the Corporate Entities after the Closing. During the Period, the Purchaser and IMSC shall not inhibit Donald and Robert from conducting the Business after Closing in accordance with prudent business practice and in a manner so as to permit the Adjusted EBITDA to be earned for the relevant period on the basis of the normal course of business of the Business, consistent with past practices.

     The Purchaser and the Vendors also acknowledge that in addition to the Audited Financial Statements, the Purchaser will require audited consolidated financial statements for the periods ending December 6, 1996 and December 7, 1997. The cost of the preparation of the financial statements for the periods ending December 6, 1996 and December 7, 1997, shall be for the account of the Purchaser.

3.08 Co-Operation

     The parties agree to co-operate in good faith with each other and their respective legal advisors, accountants and other representatives in connection with any steps required to be taken in connection with this Agreement, including, without limitation, in connection with any filing necessary pursuant to the Tax Act.


                                   ARTICLE IV
                              CONDITIONS OF CLOSING


4.01 Conditions of Closing in Favour of the Purchaser

     The sale and purchase of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Closing Time:

     (a) Representations and Warranties. The representations and warranties of the Vendors contained in this Agreement shall be true and correct in all material respects at the Closing Time, with the same force and effect as if such representations and warranties were made at and as of such time, and certificates of the Vendors dated the Closing Date to that effect shall have been delivered to the Purchaser, such certificates to be in form and substance satisfactory to the Purchaser, acting reasonably;

     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendors at or before the Closing Time shall have been complied with or performed, in all material respects, and certificates of the Vendors dated the Closing Date to that effect shall have been delivered to the Purchaser, such certificates to be in form and substance satisfactory to the Purchaser, acting reasonably;

     (c) Regulatory Consents. There shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendors to permit the change of ownership of the Purchased Shares contemplated hereby including, without limitation, those described in the Schedules B1.17 hereto;

     (d) Contractual Consents. The Vendors shall have been given or obtained the notices, consents and approvals described in the Schedule B1.17 hereto, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

     (e) Material Adverse Change. There shall have been no material adverse changes in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of any of the Corporate Entities since the date of the Interim Financial Statements.

     (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby;

     (g) No Material Damage. No material damage by fire or other hazard to the whole or any material part of the property or assets of Holdco and the Corporation shall have occurred from the date hereof to the Closing Time;

     (h) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, and all legal matters relating to the purchase of the Purchased Shares, including title of the Vendors to the Purchased Shares, shall have been approved as to form and legality by McCarter Grespan Robson Beynon, counsel for the Purchaser, acting reasonably;

     (i) Non-Competition Agreement. Each of Deborah and Anjela shall have executed and delivered to the Purchaser a non-competition and non-solicitation agreement substantially in the form of the non-competition agreement annexed hereto as Schedule 4.01(i);

     (j) Legal Opinion. The Vendors shall have delivered to the Purchaser favourable opinions of Shortt, Hanbidge & Snider and Borden & Elliot, in the form substantially annexed hereto as Schedule 4.01(j);

     (k) Resignation of Directors and Officers. Such directors and officers of Holdco and the Corporation as the Purchaser may specify shall have resigned in favour of nominees of the Purchaser effective as of the Closing Time;

     (l) Release by Vendors, Directors and Officers. The Vendors and such directors and officers of Holdco and the Corporation as the Purchaser may specify shall have executed and delivered, at the Closing Time, releases in favour of Holdco, the Corporation and the Purchaser substantially in the form annexed hereto as
Schedule 4.01(l);

     (m) Employment Agreement. The Corporation shall have entered into an employment agreement with each of Donald and Robert, in form and substance satisfactory to the Purchaser;

     (n) Share Escrow Agreement. The Vendors shall have entered into the escrow agreement as contemplated by Section 2.05, in form and substance satisfactory to the Purchaser;

     (o) Right of First Refusal Agreement. The Vendors shall have entered into an agreement granting a right of first refusal as contemplated by Section 2.06, in form and substance satisfactory to the Purchaser; and

     (p) Put Agreement. The Vendors and the Purchaser shall have entered into a put agreement with respect to the shares of the Purchaser acquired by the Vendors pursuant to Section 2.03(d), in form and substance satisfactory to the Purchaser.

     If any of the conditions contained in this section 4.01 shall not be performed or fulfilled at or prior to the Closing Time to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendors, terminate this Agreement and the obligations of the Vendors and the Purchaser under this Agreement shall be terminated Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

4.02 Conditions of Closing in Favour of the Vendors

     The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendors, to be fulfilled or performed at or prior to the Closing Time:

     (a) Representations and Warranties. The representations and warranties of the Purchaser and IMSC contained in this Agreement shall be true and correct in all material respects at the Closing Time, with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of the President of the Purchaser and IMSC dated the Closing Date to that effect shall have been delivered to the Vendors, such certificate to be in form and substance satisfactory to the Vendors, acting reasonably;

     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser and IMSC at or before the Closing Time shall have been complied with or performed in all material respects and certificates of the President of the Purchaser and IMSC dated the Closing Date to that effect shall have been delivered to the Vendors, such certificate to be in form and substance satisfactory to the Vendors, acting reasonably;

     (c) Regulatory Consents. There shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required by law to be obtained by the Purchaser or IMSC to permit the change of ownership of the Purchased Shares and payment of the Purchase Price contemplated hereby, in each case in form and substance satisfactory to the Vendors, acting reasonably;

     (d) Contractual Consents. The Vendors shall have been given or obtained the notices, consents and approvals described in Schedule B1.17 hereto, in each case in form and substance satisfactory to the Vendors.

     (e) Material Adverse Changes. There shall have been no material adverse changes in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of any of IMSC or any of the IMSC Subsidiaries, since December 31, 1998.

     (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby;

     (g) No Material Damage. No material damage by fire or other hazard to the whole or any material part of the property or assets of IMSC or any of the IMSC Subsidiaries shall have occurred from the date hereof to the Closing Time;

     (h) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, shall have been approved as to form and legality by Borden & Elliott, counsel for the Vendors, acting reasonably;

     (i) Legal Opinion. The Purchaser shall have delivered to the Vendors a favourable opinion of McCarter Grespan Robson Beynon, Canadian counsel to the Purchaser, and U.S. Counsel to the Purchaser, substantially in the forms annexed hereto as Schedule 4.02(i); and

     (j) Guarantee. The Vendors shall have been released unconditionally from all guarantees with respect to the indebtedness of Holdco and the Corporation;

     (k) Support Agreement. The Purchaser, IMSC and the Vendors shall have entered into and delivered a support agreement which shall provide for, among other things, the exchange of Class X Shares and Class E Shares for Common Shares, in form and substance satisfactory to the Vendors;

     (l)  Employment   Agreement.   The  Corporation  shall  have  entered  into
employment
agreements with each of Donald and Robert, in form and substance satisfactory to Donald and Robert, as the case may be;

     (m) Undertaking of Steele. The undertaking of Michael A. Steele, in favour of the Vendors, with respect to the sale of IMSC and IMSI shares controlled, directly or indirectly by him, in form and substance satisfactory to the Vendors;

     (n) IMSI Shares. The rights, privileges, restrictions and conditions attaching to the share capital of IMSI, including the Class X Shares and the Class E Shares shall be in form and substance satisfactory to the Vendors;

     (o) Repayment of Vendor's Advances. On or before the Closing Date, Holdco shall have repaid any outstanding advances made by each of the Vendors to Holdco, in an aggregate principal amount of approximately $130,000;

     (p) Share Escrow Agreement. The Vendors and the Purchaser shall have entered into the escrow agreement contemplated by Section 2.05 of this Agreement in form and substance satisfactory to the Vendors;

     (q) Right of First Refusal Agreement. The Purchaser shall have entered into an agreement granting the Purchaser a right of first refusal as contemplated by
Section 2.06, in form and substance satisfactory to the Vendors;

     (r) Put Agreement. The Vendors and the Purchaser shall have entered into a put agreement with respect to the shares of the Purchaser acquired by the Vendors pursuant to Section 2.03(d), in form and substance satisfactory to the Vendors;

     (s) Registration Rights Agreement. The Vendors, the Purchaser and IMSC shall have entered into a registration rights agreement in substantially the form attached to this Agreement as Schedule 4.02(s); and

     (u) Financing Agreements. The Purchaser or IMSC shall have secured a financing commitment with a Canadian chartered bank which provides a working capital facility for IMSC and the Subsidiaries.


     If any of the conditions contained in this section 4.02 shall not be performed or fulfilled at or prior to the Closing Time to the satisfaction of the Vendors, acting reasonably, the Vendors may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendors and the Purchaser under this Agreement shall be terminated. Any such condition may be waived in whole or in part by the Vendors without prejudice to any claims they may have for breach of covenant, representation or warranty.

                                    ARTICLE V
                              CLOSING ARRANGEMENTS

5.01 Place of Closing

     The closing shall take place at the Closing Time at the offices of McCarter Grespan Robson Beynon, counsel for the Purchaser, 675 Riverbend Drive, Kitchener, Ontario or such other place in Kitchener, Ontario as the Purchaser may designate.

5.02 Closing

     At the Closing Time,  upon  fulfillment  of all the  conditions  set out in
Article IV that have not been waived in writing by the Purchaser or the Vendors, the Vendors shall deliver to the Purchaser certificates respecting all the Purchased Shares, duly endorsed in blank for transfer and will cause transfers of such shares to be duly and regularly recorded in the name of the Purchaser. Subject to all other terms and conditions hereof being complied with, payment of the Purchase Price shall be paid and satisfied in the manner provided in Article II.

5.03 Further Assurances

     Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyance, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time-to-time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

5.04 Professional Costs

     Each of the parties agree that they shall be responsible for their respective legal and other professional costs incurred in connection with negotiating and completing the transactions provided for herein. For greater certainty the Vendors shall pay for all professional fees incurred with respect to any reorganization of the Corporate Entities completed by the Vendors prior to the Closing Date and advice and professional services relating thereto provided to the Vendors.

     If financial statements relating to the Corporate Entities are included in any prospectus, registration statement or other offering document, the costs associated with making any changes to such financial statements as may be required by any securities regulatory authority shall be for the account of the Purchaser. In addition, the fees and expenses of KPMG relating to any such prospectus, registration statement or other offering document shall also be for the account of the Purchaser.

                                   ARTICLE VI
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.01 Survival of Representations and Warranties of the Vendors

     To the extent that they have not been fully performed at or prior to the Closing Time, the covenants, representations and warranties of the Vendors contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated and shall continue in full force and effect for the benefit of the Purchaser for the applicable time limitation period, notwithstanding such closing, nor any investigation made by or on behalf of the Purchaser, except that:

     (a) the representations and warranties set out in sections 1.01, 1.02, 1.03 and 1.04 of Schedule B, sections 1.01, 1.02, 1.03 and 1.04 of Schedule C, sections 1.01, 1.02, 1.03 and 1.04 of Schedule D and section 1.01, 1.02, 1.03 and 1.04 of Schedule E (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to subsection 4.01(a) (the "Closing Certificates")) shall survive and continue in full force and effect without limitation of time;

     (b) the  representations and warranties of the Vendors contained in section
1.21 of Schedule B and section 1.22 of Schedule C (and the corresponding representations and warranties set out in the Closing Certificates) shall survive the closing of the transactions contemplated hereby and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation to Holdco or the Corporation, provided Holdco or the Corporation did not file any waiver or other document extending such period;

     (c) the representations and warranties set out in sections 1.05 to 1.20 and
1.22 to 1.29 of Schedule B, sections 1.05 to 1.21 and 1.23 to 1.34 of Schedule C, sections 1.05 and 1.06 of Schedule D and sections 1.05 and 1.06 of Schedule E (and the corresponding representations and warranties set out in the Closing Certificates) shall survive closing and continue in full force and effect until the third anniversary of the Closing Date; and

     (d) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

6.02 Survival of Representations and Warranties of the Purchaser and IMSC

     To the extent that they have not been fully performed at or prior to the Closing Time, the covenants, representations and warranties of the Purchaser and IMSC contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated and shall continue in full force and effect for the benefit of the Vendors for the applicable time limitation period, notwithstanding such closing, nor any investigation made by or on behalf of the Vendors, except that:

     (a) the representations and warranties set out in section 1.01 of Schedule F and section 1.01 of Schedule G (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to subsection 4.02(a) (the "Closing Certificates")) shall survive and continue in full force and effect without limitation of time;

     (b) the representations and warranties of IMSC and the Purchaser contained in section 1.16 of Schedule G (and the corresponding representations and warranties set out in the Closing Certificates) shall survive the closing of the transactions contemplated hereby and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation to IMSC or any of the IMSC Subsidiaries, provided IMSC or any of the IMSC Subsidiaries did not file any waiver or other document extending such period;

     (c) all other representations and warranties of the Purchaser and IMSC in Schedule F and Schedule G (and the corresponding representations and warranties set out in the Closing Certificates) shall survive closing and continue in full force and effect until the third anniversary of the Closing Date; and

     (d) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.


                                   ARTICLE VII
                                 INDEMNIFICATION

7.01 Indemnification by the Vendors

     Subject to Section 7.02, each of the Vendors agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach by such Vendor of or any inaccuracy of any representation or warranty of such Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that no Vendor shall be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to such Vendor in accordance with section 7.03 on or prior to the expiration of the applicable time period related to such representation and warranty set out in section 6.01);

     (b) any breach or non-performance by such Vendor of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

     (c) all debts, liabilities or contracts whatsoever (whether accrued, absolute contingent or otherwise) of the Corporation existing at the Closing Time, including any liabilities for federal, provincial, sales excise, income, corporate or any other taxes of the Corporation for any period up to and including the Closing Time, and not disclosed on, provided for or included in the balance sheets forming part of the Audited Financial Statements, except those liabilities disclosed in this Agreement or any Schedule hereto or accruing or incurred subsequent to the balance sheet date of such Audited Financial Statements in the ordinary course of the Business; and

     (d) any claims, demands, judgments, orders, duties imposed by law or by administrative action or other obligations or liabilities of any kind whatsoever suffered or incurred by the Corporation in respect of pollution, contamination or other environmental matters, caused or arising or otherwise existing at or prior to the Closing Time, whether or not disclosed in this Agreement or any Schedule hereto or otherwise known to the Purchaser or to its representatives or within the power of the Purchaser or its representatives to discover.

7.02 Maximum Liability of the Vendors

     The Vendors will not have any liability with respect to matters described in Section 7.01 until the total of all Losses with respect to such matters exceeds $25,000.00, whereupon the Vendors will be liable on a dollar for dollars basis for the total amount of all Losses. The maximum aggregate liability of the Vendors, collectively, under this Agreement shall not exceed $4,000,000.00.

7.03 Indemnification by the Purchaser and IMSC

(a) The Purchaser and IMSC jointly and severally agree to indemnify and save harmless the Vendors from all Losses suffered or incurred by the Vendors as a result of or arising directly or indirectly out of or in connection with:

     (i) any breach by the Purchaser or IMSC of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that the Purchaser and IMSC shall not be required to indemnify or save harmless the Vendors in respect of any breach or inaccuracy of any representation or warranty unless the Vendors shall have provided notice to the Purchaser or IMSC in accordance with section 7.03 on or prior to the expiration of the applicable time period related to such representation and warranty set out in section 6.02);

     (ii) any breach or non-performance by the Purchaser or IMSC of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

     (iii) all debts, liabilities or contracts whatsoever (whether accrued, absolute contingent or otherwise) of IMSC or any of the IMSC Subsidiaries, existing at the Closing Time, including any liabilities for federal, state, provincial, sales excise, income, corporate or any other taxes of IMSC or any of the IMSC Subsidiaries for any period up to and including the Closing Time, and not disclosed on, provided for or included in the balance sheets forming part of the Audited Consolidated Financial Statements of IMSC for the period ending December 31, 1998 attached hereto as Schedule G1.14, except those liabilities disclosed in this Agreement or any Schedule hereto or accruing or incurred subsequent to the balance sheet date of such Audited Consolidated Financial Statements in the ordinary course of business; and

     (iv) any claims, demands, judgments, orders, duties imposed by law or by administration action or other obligations or liabilities of any kind whatsoever suffered or incurred by IMSC or any of the IMSC Subsidiaries in respect of pollution, contamination or other environmental matters, caused or arising or otherwise existing at or prior to the Closing Time , whether or not disclosed in this Agreement or any Schedule hereto or otherwise known to the Vendors or to their representatives or within the power of the Vendors or their representatives to discover.

7.04 Maximum Liability of the Purchaser and IMSC

     The Purchaser and IMSC will not have liability with respect to matters described in Section 7.03 until the total of all Losses with respect to such matters exceed $25,000.00, whereupon the Purchaser and IMSC will be liable on a dollar for dollar basis for the total amount of all Losses. The maximum aggregate liability of the Purchaser and IMSC under this Agreement shall not exceed $4,000,000.00.

7.05 Notice of Claim

         In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party or parties (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

7.06 Direct Claims

     With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

7.07 Third Party Claims

     With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified

Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

7.08 Settlement of Third Party Claims

     If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

7.09 Co-operation

     The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

7.10 Set-Off

     Neither the Purchaser nor IMSC shall have the right to satisfy any amount from time to time owing by it to any of the Vendors by way of set-off against any amount from time to time owing by any of the Vendors to the Purchaser or IMSC pursuant to this Agreement or any agreement, certificate or other document delivered pursuant hereto. Notwithstanding anything to the contrary contained in this Agreement, the sole recourse of the Purchaser and IMSC for amounts from time to time owing by any of the Vendors to the Purchaser or IMSC pursuant to this Agreement or any agreement, certificate or other document delivered pursuant hereto, shall be limited to the Class X Shares, Class E Shares and Common Shares of the Vendors that have not been released from escrow pursuant to the terms of the escrow agreement contemplated by Section 2.05 hereof. For greater certainty, recourse may not be had by the Purchaser or IMSC against any other property, assets or rights of the Vendors.

     Any amounts owing by any of the Vendors to the Purchaser pursuant to this Agreement or any agreement, certificate or other documents delivered pursuant hereto, shall be set-off against the Common Shares, Class X Shares and Class E Shares of the Vendors (the "Vendors' Shares") that have not been released from escrow pursuant to the escrow agreement entered into pursuant to Section 2.05.

     The Purchaser shall have the right to demand by notice in writing to the Vendors that:

     (a) the Vendors sell a number of the Vendors' Shares as may be required to satisfy the payment of the amount owing to the Purchaser, or

     (b) the Vendors surrender to the Purchaser such number of the Vendors' Shares as may be required to satisfy the payment of the amount owing to the Purchaser based on the Current Market Price (as defined in the articles of amendment of the Purchaser) of the Common Shares.

     To satisfy the payment of amounts owing by any of the Vendors to the Purchaser, with respect to the Vendors' Shares,

     (i) the Common Shares shall first be used to satisfy such amounts, and if there are no Common Shares or insufficient Common Shares in escrow to satisfy any such amounts, then Class X Shares shall be used to satisfy such amounts or part thereof; and

     (ii) if there are any such amounts owing and there are no Common Shares or Class X Shares in escrow available to satisfy such amounts then, upon the Common Share exchange multiple having been determined for one or more of the series of the Class E Shares, then such Series of Class E Shares shall be used to satisfy such amounts owing.

     IMSC and the Purchaser shall authorize and approve the release from escrow of the necessary number of Vendors' Shares (herein called the "Released Shares") required to be released from escrow to satisfy amounts owing by any of the Vendors to the Purchaser and IMSC pursuant to this Agreement or any agreement, certificate or other document delivered pursuant hereto.

The Released Shares shall then be dealt with as follows:

          (1) in the event that the Purchaser has elected to have the Released Shares surrendered, then the Vendors shall surrender the Released Shares to the Purchaser, or

          (2) if the Purchaser has elected to receive cash in satisfaction of amounts owing to it hereunder, the Released Shares shall, if not Common Shares, be exchanged for Common Shares and the Vendors shall sell the Released Shares into the market and the proceeds shall be used to satisfy amounts owing to the Purchaser. If the net proceeds from the Released Shares are not sufficient to pay to the Purchaser the amount owing, then additional Vendors Shares shall be released as required to satisfy the amount due to the Purchaser.

     If the Class E Shares are required to satisfy amounts that are owing to the Purchaser and the number of Common Shares for which the Class E Shares may be exchanged has not yet been determined, the amounts owing to the Purchaser shall accrue interest until such time as the exchange multiple is determined at which time the liquidation of the Vendors' Shares shall occur to the extent required to pay the amount due to the Purchaser plus interest calculated quarterly, not in advance, at the prime rate of interest of the Purchaser's banker.

     The Vendors shall deliver to the Purchaser that number of Class N Shares equal to the aggregate number of Common Shares represented by the Released Shares.

7.11 Exclusivity

     The provisions of this Article VII shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article VII.


                                  ARTICLE VIII
                                  MISCELLANEOUS

8.01 Confidentiality of Information

     If the transactions contemplated herein are not consummated, the Purchaser and IMSC shall return to the Vendors any confidential schedules, documents or other written information obtained from the Vendors, Holdco or the Corporation, whether received before or after the date of this Agreement. In the event that the transactions contemplated herein are not consummated for any reason, the Purchaser covenants and agrees that, except as otherwise authorized by the Vendors, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Corporate Entities discovered by the Purchaser or its representatives as a result of the Vendors and the Corporation making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein.

     If the transactions contemplated herein are not consummated, the Vendors shall return to the Purchaser any confidential schedules, documents or other written information obtained from the Purchaser, whether received before or after the date of this Agreement. In the event that the transactions contemplated herein are not consummated for any reason, the Vendors covenant and agree that, except as otherwise authorized by the Purchaser, neither the Vendors nor their representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Purchaser and IMSC discovered by the Vendor or its representatives as a result of the Purchaser and IMSC making available to the Vendor and their representatives the information requested by them in connection with the transactions contemplated herein.

8.02 Notices

     (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

                  (i)  if to Donald and Deborah:
                           R.R. #1
                           Fergus, Ontario   N1M 2W3

                        with a copy to :
                           Borden & Elliot
                           Scotia Plaza, 40 King Street West
                           Toronto, Ontario   M5H 3Y4
                           Attention:  Andrew W. Kingsmill
                           Telecopier No.: (416) 361-7087

                  (ii)   if to Robert and Anjela:
                           113 Partridge Place
                           Waterloo, Ontario    N2V 1S5

                  with a copy to :
                           Borden & Elliot
                           Scotia Plaza, 40 King Street West
                           Toronto, Ontario   M5H 3Y4
                           Attention:  Andrew W. Kingsmill
                           Telecopier No.: (416) 361-7087

                  (iii) if to the Purchaser:
                           International Menu Solutions Inc.
                           350 Creditstone Road
                           Concord, Ontario   L4K 3Z2
                           Attention:  Michael A. Steele
                           Telecopier No.: (416) 366-6368

                       with a copy to:
                           McCarter Grespan Robson Beynon
                           675 Riverbend Drive
                           Kitchener, Ontario   N2K 3S3
                           Attention:  Thomas D. Beynon, Q.C.
                           Telecopier No.: (519) 742-1841

                  (iv) if to IMSC:
                           International Menu Solutions Corporation
                           350 Creditstone Road
                           Concord, Ontario   L4K 3Z2
                           Attention:  Michael A. Steele

                           Telecopier No.: (416) 366-6368

                         with a copy to:
                           McCarter Grespan Robson Beynon
                           675 Riverbend Drive
                           Kitchener, Ontario   N2K 3S3
                           Attention:  Thomas D. Beynon, Q.C.
                           Telecopier No.: (519) 742-1841

     (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

     (c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 8.02.

8.03 Commissions, etc.

     Except as otherwise expressly provided for herein, the Vendors agree to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of any of the Vendors.

8.04 Consultation

     The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, none of the parties hereto shall issue any such press release or make any such public announcement without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed.

8.05 Disclosure

     Prior to any public announcement of the transaction contemplated hereby pursuant to section 8.04, neither party shall disclose this Agreement or any aspect of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

8.06 Public Announcements

     No public announcement or press release not required by law or by applicable stock exchange rule concerning the purchase or sale of the Purchased Shares shall be made by any party hereto without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed.

8.07 Counterparts

     This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                        /s/ Donald Kilimnik
--------------------------------------  ----------------------------------------
               Witness                  Donald Kilimnik

                                        /s/ Deborah Kilimnik
--------------------------------------  ----------------------------------------
               Witness                  Deborah Kilimnik

                                        /s/ Robert Curik
--------------------------------------  ----------------------------------------
               Witness                  Robert Curik

                                        /s/ Anjela Curik
--------------------------------------  ----------------------------------------
               Witness                  Anjela Curik

                                        INTERNATIONAL MENU
                                        SOLUTIONS INC.

                                        Per:     /s/ Michael Steele
                                                 -------------------------------

                                        Title:   President
                                                 -------------------------------

                                        INTERNATIONAL MENU SOLUTIONS
                                        CORPORATION

                                        Per:     /s/ Michael Steele
                                                 -------------------------------

                                        Title:   President
                                                 -------------------------------